[ES&L BANCORP, INC. LETTERHEAD]


FOR IMMEDIATE RELEASE
May 19, 1997


                              CONTACT:  William A. McKenzie
                                        President & CEO
                                        (607) 733-5533, Ext. 240


       ES&L BANCORP, INC. ADOPTS SHAREHOLDER RIGHTS PLAN

    ES&L BANCORP, INC., parent company of Elmira Savings & Loan,
F.A., today adopted a Shareholder Rights Plan. The Plan is designed to protect shareholders' interests in the event of an unfair and coercive takeover attempt.

    The Shareholder Rights Plan entitles each holder of ES&L Bancorp, Inc. common stock to purchase the Company's stock at a discount price in the event any person or group of persons exceeds predetermined ownership limitations of the Company's outstanding common stock and, in certain circumstances, engages in certain activities deemed adverse to the interests of the Company's stockholders.

    According to William A. McKenzie, President and Chief Executive Officer, "The Rights Plan is intended to assure that all of ES&L's shareholders receive fair and equal treatment in the event of any proposed takeover of the Company. The Plan will not prevent a takeover, but should encourage anyone seeking to acquire the Company to negotiate with the Board prior to attempting a takeover."

     "Our principal objective," Mr. McKenzie said, "is to continue to build long-term value for our shareholders."

     The Rights Plan applies to shares held on the record date of May 13, 1997. However, rights issued under the Plan will not be exercisable initially. They will trade with the Company's common stock and no certificates will be issued until certain triggering events occur.